Exhibit 99.1

Contacts:	Deborah Wiltshire Informatica Corporation +1 650 385 5360 mobile/+1 650 862 8186 dwiltshire@informatica.com	Donna Lyon Text 100 +1 415 593 8478 mobile/+1 650 248 1587 informatica@text100.com
INFORMATICA COMPLETES ACQUISITION OF IDENTITY SYSTEMS
Extends data quality leadership with cross-language identity resolution
REDWOOD CITY, Calif., May 15, 2008—Informatica Corporation (NASDAQ: INFA), the leading independent provider of data integration software, today announced it has completed the acquisition of Identity Systems, a global leader in identity resolution technology. Identity resolution enables customers to perform real-time searches for specific entities across very large data volumes. Identity Systems develops software that significantly enhances an organization’s ability to resolve identity data accurately and quickly, regardless of language, structure, format, location, duplication, omissions or errors in the data.
“Together, Identity Systems and Informatica will provide a new generation of innovative technology to meet the demands of organizations in today’s global information economy,” said Ivan Chong, General Manager of Informatica’s Data Quality Business Unit. “More so than ever before, corporations and governments need identity resolution integrated with data quality initiatives across their enterprises.”
Building on its success in the data integration market, Informatica has established a solid leadership position in the data quality market via an aggressive growth strategy. The acquisition of Identity Systems further advances the company’s leadership in enterprise data quality by extending its products with innovative and differentiated technology.
More than 500 customers worldwide rely on Identity Systems products, including leaders in public sector, financial services, law enforcement & homeland security, healthcare and telecommunications. Specific ways in which these organizations take advantage of identity resolution include:
•	Governance, Risk and Compliance (GRC): Managing risk and maintaining regulatory compliance by identifying and cross-checking internal records against identity data from outside sources, with the added benefit of offering improved business process and confidence.

•	Fraud and Anti-Money Laundering (AML): Supporting financial institutions to combat identity fraud. Leveraging name matching of non-obvious patterns and correlations in order to break down attempts to mask identity.

•	Law Enforcement: Enabling global, national and local agencies to screen for suspicious individuals in the fight against criminal or terrorist activity.

•	Healthcare: Preventing false identification and also discovering duplication when working with pharmaceutical, disease and/or patient record databases.

•	Media: Imposing copyright compliance and recovering royalties for composers and songwriters after accurately matching song files from infringing companies.

•	Information Providers: Evaluating individual and group credit worthiness and risk. Matching millions of permutations in identity data against external data repositories.
About the Transaction
Informatica acquired all of the capital stock of Identity Systems in a cash transaction valued at approximately $85 million.
About Informatica
Informatica Corporation (NASDAQ: INFA) is the leading independent provider of enterprise data integration software and services. With Informatica, companies can gain greater business value by integrating all their information assets from across the enterprise. More than 3,000 companies worldwide rely on Informatica to reduce the cost and expedite the time to address data integration needs of varying complexity and scale. For more information, call +1 650 385 5000 (+1 800 970 1179 in the U.S.), or visit
www.informatica.com.
This press release contains forward-looking statements regarding the expected benefits to our customers and products and our ability to integrate the technology we acquire into our data integration product suite. Such statements involve risks and uncertainties, and actual results may differ materially from the results described in this press release. The potential risks and uncertainties that could cause actual results to differ include, among others, risks related to our ability to (1) successfully integrate Identity Systems and its employees into Informatica and achieve expected synergies, (2) compete successfully in this highly competitive and rapidly changing marketplace, (3) retain key employees and (4) other factors affecting the operation of the respective businesses, as well as those risks and uncertainties included under the caption “Risk Factors” in Informatica’s report on Form 10-K for the year ended December 31, 2007 and Informatica’s report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the SEC and are available on the company’s investor relations website at www.informatica.com. All information provided in this release is as of May 15, 2008, and Informatica undertakes no duty to update this information.
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Note: Informatica is a registered trademark of Informatica Corporation in the United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.